iStar

Press Release

# iStar Reports First Quarter 2019 Results

*Announces Executive Management Change*

NEW YORK, May 2, 2019

iStar (NYSE: STAR) today reported results for the first quarter ended March 31, 2019.

Highlights for the quarter include:

- Net income (loss) of ($17.6) million or ($0.26) per diluted share
- Adjusted income of ($0.1) million or ($0.00) per diluted share
- Deployed $876 million of capital
- Sold $100 million of legacy assets; net gain of $5 million associated with legacy assets
- Repurchased 2.3 million shares of STAR for $19.2 million
- Board of Directors approved 11% increase in common dividend to $0.40 per share on an annual basis
- Signed definitive agreement to sell Preferred Freezer for an expected ~$215 million gain

"iStar had an active first quarter and productive start to 2019, deploying $874 million of capital, as we begin to execute on the new strategy laid out on our previous earnings call," said Jay Sugarman, Chairman and Chief Executive Officer.

In addition, the Company announced that in light of its strategic shift to focus on the opportunity in ground leases and to de-emphasize development, Andrew C. Richardson, President of Land & Development and Chief Financial Officer, has decided to step down to pursue other opportunities. The Company has initiated a process to find a new CFO and Richardson has agreed to stay on for a period to help with the search and to transition responsibilities to other members of the senior management team, who will fulfill his duties on an interim basis until a new CFO is named.

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@istar.com

The Company published a presentation detailing its results and a reconciliation of its non-GAAP financial metrics, which can be found on its website, www.istar.com, in the "Investors" section.

The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET. This conference call will be broadcast live and can be accessed by all interested parties through iStar's website and by using the dial-in information listed below:

| | |
|---|---|
| Dial-In: | (800) 230-1096 |
| International: | (612) 332-0228 |

A replay of the call will be archived on the Company's website. Alternatively, the replay can be accessed via dial-in from 12:00 p.m. ET on May 2, 2019 through 11:59 p.m. ET on May 16, 2019 by calling:

| | |
|---|---|
| Replay: | (800) 475-6701 |
| International: | (320) 365-3844 |
| Access Code: | 466493 |

• • •

iStar Inc. (NYSE: STAR) is focused on reinventing the ground lease sector, unlocking value for real estate owners throughout the country by providing modern, more efficient ground leases on all types of properties. As the founder, investment manager and largest shareholder of Safehold Inc. (NYSE: SAFE), the first publicly traded company to focus on modern ground leases, iStar is helping create a logical new approach to the way real estate is owned, and continues to use its historic strengths in finance and net lease to expand this unique platform. Recognized as a consistent innovator in the real estate markets, iStar specializes in identifying and scaling newly discovered opportunities and has completed more than $40 billion of transactions over the past two decades. Additional information on iStar is available on its website at www.istar.com.

Company Contact:
**Jason Fooks**, Senior Vice President of Investor Relations & Marketing